TRANSCRIPT

02 - 26 - 2025

Innovex Intl Inc.

Fourth Quarter 2024 Earnings

TOTAL PAGES: 14

Innovex Intl Inc.

Fourth Quarter 2024 Earnings

CORPORATE SPEAKERS:

Adam Anderson

Innovex; Chief Executive Officer

Avinash Cuddapah

Innovex; Senior Director of Investor Relations

Kendal Reed

Innovex; Chief Financial Officer

PARTICIPANTS:

David Smith

Pickering Energy Partners; Analyst

Eddie Kim

Barclays; Analyst

Arvind Sanger

Geosphere Capital; Analyst

PRESENTATION:

Operator^ Good morning and welcome to Innovex's Fourth Quarter and Full Year 2024 Earnings Call. At this time, all participants are in a listen-only mode, and there will be a question-and-answer opportunity at the end of this call. As a reminder, this call is being recorded.

Before we begin, I would like to turn the call over to Adam Anderson to say a few words.

Adam Anderson^ Thank you and good morning. Regretfully, I need to start the call on a solemn note. Patrick Connelly, Amberjack partner and Innovex director, passed away Monday night unexpectedly. Patrick was a father, a husband, a veteran, and our business partner. We worked with Patrick for a decade, and he was one of the all-time great human beings I had the honor to be around. Anybody who knew Patrick would share that sentiment.

He's everything a man aspires to be for himself or for his son, and I will forever miss him. I ask everyone on the call to keep Patrick and his family in your thoughts and prayers.

Operator, let's take a short moment of silence in Patrick's honor and then begin the prerecorded part of the earnings call. Thank you.

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Fourth Quarter 2024 Earnings

Operator^ I would now like to turn the call over to Avinash Cuddapah, Senior Director of Investor Relations. Please go ahead.

Avinash Cuddapah^ Thank you and good morning. We appreciate you joining us on today's call.

An updated investor presentation has been posted under the investors tab on the company's website along with the earnings press release. This call is being recorded and a replay will be made available on the company's website following the call.

Before we begin, I would like to remind you that Innovex's comments may include forward-looking statements and discuss non-GAAP financial measures. It should be noted that a variety of factors could cause Innovex's actual results to differ materially from the anticipated results or expectations expressed in these forward-looking statements.

Please refer to the fourth quarter 2024 financial and operational results announcement we released yesterday for a discussion of forward-looking statements and reconciliations of non-GAAP measures.

Speaking on the call today from Innovex, we have Adam Anderson, Chief Executive Officer, and Kendal Reed, Chief Financial Officer.

I would now like to turn the call over to Adam Anderson.

Adam Anderson^ Thanks, Avi, and thanks to everyone for joining us today.

First off, I'm very pleased by the results of the quarter. We've made great progress across all our strategic initiatives and none of it would have been possible without the efforts of our employees. We have an incredible team of people for which I'm very grateful.

On today's call, I'll provide an overview of Innovex's overarching value proposition, discuss two recent acquisitions that fit our disciplined framework, and give an update on our transformation of the combined business.

Kendal will discuss financial results, capital allocation framework, and our outlook for Q1. Our vision is to create a unique energy-focused industrial platform that drives exceptional value and service for our customers and exceptional absolute returns for our shareholders. Since Innovex's inception in 2016, we've generated strong financial returns on capital employed, not just relative to traditional energy service companies, but returns superior to the S&P 500.

To achieve these returns, we've curated a portfolio of what we call small-ticket, big-impact products, employing a capital light business model. Our portfolio has been curated to focus on technology-enabled consumable products and high-margin rental technologies. Given the nature of our product set and our lean operating model, Innovex has historically required a negligible amount of CapEx to sustain and grow our business.

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Fourth Quarter 2024 Earnings

Consequently, under normal business conditions, we convert somewhere from 50% to 60% of our EBITDA into free cash flow, which allows us to fund organic and inorganic investment opportunities, targeting returns in excess of 20%.

To drive innovation and organic growth, our no-barriers culture is paramount. No barriers means eliminating all the barriers between ourselves and our customers, as well as within our company, to ensure that we're elevating the experience for everyone. Our culture drives innovation and customer loyalty, as evidenced by continued gains in market share. According to the Independent Oilfield Research firm Kimberlite, market share in our cementing tool product line in U.S. land has consistently expanded over the last five years, increasing another 100 basis points in 2024 to 28%.

The Innovex platform also positions us well for inorganic growth opportunities. We leverage the strength of our platform when we evaluate potential targets. Additionally, any business must fit our small-ticket, big-impact value proposition. The combined entity must generate exceptional gross margins, consistent EBITDA margins, and high free cash flow.

At a time when our industry is struggling for investor relevancy, we believe that the best way to be relevant is to be highly profitable. A core tenet we have is to maintain a strong balance sheet to enable us to weather potential storms in our industry, and more importantly, allow us to be aggressive when times get tough. We will always maintain leverage at less than one turn of debt to EBITDA.

The recent acquisition of Downhole Well Solutions is a great example of our framework in action. DWS is the leading provider of proprietary drilling optimization and friction reduction tools that are rented to operators in multiple U.S. land markets. At the time of acquisition, DWS products operated on 38% of all U.S. land rigs. DWS's commitment to customer satisfaction, coupled with the superior performance of their tools, has established them as the premier provider of Downhole drilling optimization tools.

The business fits our acquisition model, as DWS operated a capital-light, high-margin business which generated strong free cash flow and robust ROCE. We initially purchased 20% of DWS in May of 2023, and during our time as a minority owner, it was apparent that DWS had established a culture that is an excellent fit with ours. A strong culture and a compelling product proposition has allowed them to significantly increase their market share while maintaining disciplined pricing.

Additionally, DWS brings revenue synergy opportunities as we serve the exact same users within our client organizations. In the U.S., DWS has a tremendous relationship with several key customers where Innovex is currently underrepresented, and we plan to leverage this to help grow many of the Innovex products in the U.S. market.

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Fourth Quarter 2024 Earnings

International markets present an untapped opportunity for the DWS product suite. We estimate the addressable market for international opportunities to be at least one-third of the U.S. market and growing quickly as customers drill more complex wells. We've generated some early success in Canada, Latin America, and the Middle East, but expect much more significant growth going forward.

Another example of reinvesting our free cash flow to strengthen our business is the acquisition of SCF Machining Corporation during February. SCF is a machine shop based in Vietnam which we partnered with in 2023 as a means for Innovex to gain access to high-quality, low-cost manufacturing. We've been pleased by the performance of this facility and the potential to expand the capabilities and overall output of the plant.

Owning SCF will allow us to improve on our product's already strong gross margins and better service our growing operations, particularly in international markets.

Both of these acquisitions share a few common traits. They are immediately accretive, help us strategically grow our business, and we were able to fund both from free cash flow in a way that maintained a conservative balance sheet.

In addition to utilizing our free cash flow to fund inorganic growth opportunities, I'm excited about our board's recent authorization of a share repurchase program. This will provide us with a competing use of capital and give us a new avenue for shareholder returns.

I would now like to give an update on our integration and transformation of the legacy Dril-Quip business. This is another great example of how we leverage our industrial platform to acquire products and services that fit with our small-ticket, big-impact proposition, while transforming the underlying economics through our capital-light business model and no-barriers culture.

What was apparent to us during the early stages of our conversation with Dril-Quip, and has only become clearer since we closed the merger, is that Dril-Quip has a wonderful team of people and technologies. What Dril-Quip brings to the combined company is not easily replicated, especially in the high-performance offshore and international markets.

There's a high barrier to entry and high cost to change for our customers in these markets. 20,000 PSI deepwater Subsea Wellheads and large bore expandable liner hangers align perfectly with our big-impact, small-ticket product offering philosophy, while also providing numerous revenue synergy opportunities between the combined businesses. One recent example of this is the first successful run of an 18-inch by 22-inch XPak Liner Hanger System, a legacy Dril-Quip product for a major international operator in the Gulf of Mexico.

In deepwater exploratory wells, this product will significantly reduce non-productive time and costly mud losses, which can equate to millions of dollars in savings for our customers. The innovation and execution of this project allows us to tap into a new market which has a high

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Fourth Quarter 2024 Earnings

barrier to entry and few competitors. Further, we were able to integrate Innovex centralizers with the XPak System on this well.

The total value of this well for Innovex was roughly $2 million, and we think there are at least 50 wells drilled annually that could benefit from this solution.

As discussed in our previous call, a significant focus for our team has been driving cash flow and returns that match the unique value proposition that legacy Dril-Quip technologies deliver for our clients. The infrastructure and operating model for the company was inefficient, designed for a pre-2014 offshore market environment. Neither the cost structure nor processes were sufficiently right-sized to match a significantly smaller market.

Among other impacts, this has led to a facility footprint which is inefficient and expensive to operate. One example of how we are swiftly moving to right-size the business is a recent announcement that we plan to divest the Dril-Quip Eldridge facility in Houston. Many critical functions, such as engineering, manufacturing, and field service, are currently performed at this facility. Some of these functions will be consolidated into existing facilities, and some of these functions will be moved into a newly leased facility, which is more efficient and fit for purpose.

This transition will enable us to generate cash from the facility sale, shrink our monthly expenses, but most importantly, it will enable us to have a much leaner footprint, improving our service delivery to the customer. We expect the net results of these changes to be an approximate 82% reduction in the operating footprint and a significant improvement in service quality.

Our number one priority is building customer relationships which revolve around trust. Our customers expect us to deliver high-quality products in a timely and predictable fashion.

Historically, Dril-Quip's on-time delivery rate was unacceptable in the eyes of our customers. This impacted Dril-Quip's ability to grow market share margins and free cash flow. We are moving quick to improve the operating model in numerous ways to address these concerns, and a great example of this is Dril-Quip's ERP system, which is cumbersome to operate and was not installed across all geographies.

We have implemented the Innovex ERP system in the U.S. and plan to do so across all locations by the end of 2025. One tangible benefit will be reducing the number of steps to go from customer PO to internal order by approximately 80%, significantly improving our turnaround times. As with many changes of this magnitude, this process will not be simple and may result in short-term challenges, but we firmly believe the end result will be significantly better for our company and our customers.

We have already begun to see some fruits of this labor and have been able to improve on on-time deliveries. We estimate that it will take several quarters to work through the existing backlog of orders, which will keep our on-time delivery below our target. However, as new orders flow

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Fourth Quarter 2024 Earnings

through our books, we will see the on-time delivery of subsea products improve, with the target of ultimately achieving greater than 95%.

Lastly, we are pleased to announce our newly enhanced alliance with OneSubsea. This alliance enables us to supply OneSubsea with Innovex wellheads for EPCI or bundled contracts, increasing our addressable market for subsea wellheads. The Innovex OneSubsea relationship has already had success, as evidenced by a recent Subsea Wellhead order in Asia-Pacific for six wellheads to be delivered in 2025. We are pursuing a robust pipeline of opportunities with OneSubsea, and I'm looking forward to how this will evolve in the near term.

Overall, I am pleased by the progress and execution of our transformation, which will provide significant value to our employees, customers, and shareholders. I would like to thank our employees for all of their contributions and look forward to our continued success going forward.

I will now hand the call over to Kendal.

Kendal Reed^ Thanks, Adam, and good morning, everyone. I'm excited to discuss our first full quarter of combined financial results following the Innovex Dril-Quip merger.

As a reminder, we closed on the merger with Dril-Quip on September 6, 2024, meaning that Dril-Quip had limited impact on our Q3 results while contributing fully to our fourth quarter numbers. Innovex was the accounting acquirer in the merger with Dril-Quip, so historical comparative periods prior to Q3 2024 reflect legacy Innovex standalone results. In addition, we closed the acquisition of DWS on November 29, 2024, so Q4 results include one month of DWS performance.

Finally, our Q4 numbers reflect only partial realization of our merger synergies with Dril-Quip, as those cost savings were phased in over the course of the quarter.

In summary, we are pleased that our Q4 results are beginning to demonstrate the earnings power of our platform with further margin enhancement opportunities in 2025 as Dril-Quip synergies are fully realized and the DWS business is fully integrated. Our full year 2024 revenue was $661 million, an increase of 19% year-over-year, primarily driven by the merger with Dril-Quip. Fourth quarter revenue was $251 million, which is an increase of 89% year-over-year and 65% sequentially. The increase is driven primarily by the impact of the Dril-Quip and DWS acquisitions.

As a reminder, we evaluate our revenue geographically by separating our shorter cycle onshore U.S. and Canadian operations, which we refer to as NAM Land, from our longer cycle international and offshore operations, which include offshore U.S. Our Q4 NAM Land revenue of $103 million increased 5% as compared to Q3 revenue of $98 million, primarily as a result of the Dril-Quip and DWS acquisitions.

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Fourth Quarter 2024 Earnings

On a pro forma basis, our 2024 NAM Land revenue was approximately $491 million, a decrease of 6% as compared to approximately $522 million in 2023, given the 13% decline in U.S. land rig count over the same period. Our international and offshore revenue during the fourth quarter of 2024 was $148 million, an increase of 176% sequentially, reflecting a full quarter of combined Innovex-Dril-Quip results. On a pro forma basis, 2024 international and offshore revenue of approximately $548 million declined 5% from approximately $577 million in 2023, primarily due to a slowdown in the legacy Dril-Quip business.

As Adam discussed, we're enacting our transformation plan to reinvigorate sales and improve the customer experience. While we're pleased with our Q4 top line results, we evaluate our performance based on margins, free cash flow, and ROCE, all of which showed good progress during the quarter.

To begin our margin discussion, let's take a look at costs and expenses. Our Q4 cost of sales, exclusive of depreciation and amortization, increased by $65 million sequentially to $165 million, primarily driven by one full quarter of consolidated Innovex-Dril-Quip results. Selling general and administrative expenses for the quarter remained relatively flat sequentially at $38 million, despite including a full quarter of legacy Dril-Quip business, primarily due to faster than anticipated execution of our merger synergy plan. SG&A's percentage of revenue decreased from approximately 25% in Q3 to 15% in Q4, a level more in line with Innovex's historical cost structure.

On our last call, we announced that we had met our year one goal of $15 million in annualized savings as a result of the Innovex-Dril-Quip merger. I am pleased to announce that as of today's call, we have fully realized our merger cost synergy target of $30 million of annualized cost savings. This is a testament to our team's ability to handle a complex integration while quickly reducing costs to deliver value for shareholders.

Strong execution on synergies drove an increase in EBITDA margin sequentially from 18% in Q3 to 20% in Q4. As a reminder, our realized cost synergies will phase in over time, partially impacting Q4 and Q1 and fully impacting Q2. We continue to identify opportunities for cost savings and margin enhancements and believe that in the long run, the combined Innovex platform is capable of generating EBITDA margins of 25% or greater, in line with legacy Innovex results.

Adjusted EBITDA for the fourth quarter of 2024 was approximately $49 million, an increase of approximately $22 million sequentially and $17 million year-over-year, primarily driven by one full quarter of consolidated financials post-merger, as well as the partial impact of cost synergies just discussed. Free cash flow for the fourth quarter of 2024 was $29 million, a sequential increase of $9 million, primarily due to improved operating performance during the quarter and the non-recurrence of merger-related transaction fees.

Capital expenditures in the fourth quarter of 2024 were $8 million, and our full year 2024 CapEx was $14 million, representing approximately 3% and 2% of revenue, respectively, consistent

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with our capital-light business model. It is worth noting that we expect our near-term CapEx to be on the high end of Innovex's historical average of 2% to 3% of revenue as we work through merger integration, including facility moves and consolidation in preparation for the sale of Eldridge, which we expect to bring in significantly more cash than any incremental required CapEx.

Our balance sheet continues to be extremely strong, with year-end total debt of $35 million, representing a debt-to-trailing-12-month adjusted EBITDA ratio of 0.26x more than offset by $73 million of cash in equivalents, resulting in approximately $38 million of net cash in equivalents at year-end. Our return on capital employed, or ROCE, for the 12 months ended December 31st, 2024, was 12%, as compared to 9% for the 12 months ended September 30th, 2024.

We are very pleased with this improvement during our first quarter post-merger, but maintain our long-term target of high-teens ROCE in line with legacy Innovex's performance prior to the merger.

Turning to our guidance for the first quarter of 2025, we expect adjusted EBITDA of $45 to $50 million and revenues of $245 to $255 million.

To wrap up the discussion on operating results, I would like to highlight two additional aspects of our transformational strategy for the Dril-Quip business.

Over the near term, we are focused on opportunities to improve operational performance, cash flow, and returns via facility footprint reduction and improved working capital management. Let me take each of those in turn.

As Adam mentioned, we recently made the decision to divest Dril-Quip's Eldridge facility. The facility is currently on the market and is generating significant interest from multiple parties, and we aim to close on the sale this year. Not only will the sale add a significant amount of cash to the balance sheet and help improve our returns on capital, but it will also allow us to further improve our customer service and drive margin expansion as we consolidate these operations into a more efficient facility footprint.

Another area of focus for our team is reducing working capital and shortening cash conversion cycles, which we believe will improve corporate returns while also improving the customer experience. Streamlined systems and processes will both reduce working capital while also addressing key customer pain points, including on-time delivery and timely invoicing, in line with our no-barriers approach to customer engagement.

As a result of these efforts and strong execution from our team, our day sales outstanding decreased on a pro forma basis from 89 in Q3 to 83 in Q4, nearly in line with legacy Innovex performance.

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Turning to capital allocation, the high-margin capital-light nature of our business model allows us to fund our growth and maintenance capital needs through internally generated cash flow. In recent years, we have primarily allocated capital toward M&A due to the attractiveness of the opportunity set to acquire businesses that fit our qualitative investment criteria and have the potential to generate ROCE above our corporate average, often in excess of 20%.

Adam discussed at length the acquisition of DWS, which is an excellent example of accretive M&A which fits within our framework. We were able to acquire DWS at an attractive multiple of 3.8x LTM adjusted EBITDA, and the transaction was 13% accretive to earnings per share based on LTM performance.

We are excited about the prospects for growth of the DWS business, both domestically and internationally, as well as the returns this acquisition will bring to our investors. While we have focused heavily on successfully acquiring and integrating great companies in recent years, we are committed to remaining flexible and returning capital to shareholders when the time is right.

In line with this strategy, I am pleased that our Board of Directors has authorized a $100 million share repurchase program, giving us the flexibility to deploy capital to the highest return opportunities as our market evolves.

I will now turn the call back to Adam.

Adam Anderson^ Thanks, Kendal. This was a remarkable quarter. We achieved our first-year synergy target and our largest acquisition to date in the first few months after close. While achieving early wins with Dril-Quip, we were still able to close on an exciting accretive acquisition.

We took a significant step to improving margins, returns, and customer experience with the announced plan to sell the Eldridge facility. We've launched a share buyback program, providing us with a new means of returning capital to shareholders, which will compete with our inorganic and organic investment opportunities and help us maximize ROCE. We've maintained a net cash balance sheet and continue to expand our addressable market. We're very excited about what we've already achieved and look forward to sharing more with you as the year unfolds.

We'd like to now open the call for any questions. Operator?

QUESTION & ANSWER:

Operator^ (Operator Instructions) Our first question comes from David Smith from Pickering Energy Partners. Please go ahead. Your line is open.

David Smith^ Hey, good morning, and thank you for taking the call. First, I just wanted to offer my sincere condolences for the loss of Patrick. That was tragic to hear.

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Fourth Quarter 2024 Earnings

And my question is a little bit long, but if I think about the history of Innovex, there's a long track record of new technology development organically, also a really good track record of identifying and acquiring promising technology like the DWS acquisition. Legacy Dril-Quip was well regarded for its engineering and product innovation.

And I hope it isn't too early to ask, but with the combined product offering and R&D efforts, I'm curious if there are any potential new technologies that stand out and get you excited about future commercialization opportunities.

Adam Anderson^ Yes, thanks, David. I would agree with everything you said there.

Yes, I think we're really excited. I mean, one of the opportunities we described on the call is this integration of the Legacy Dril-Quip expandable liner hanger where they've really got a better expandable liner hanger than anybody on the market, combined with some of our next generation centralizer technology from Innovex. We're really able to, in that specific example and some other kind of similar casing string sizes, really provide a unique solution where we can provide something much more fit for purpose.

We can save the customer rig time, fluid loss expense, and do it all at an attractive price point for them and at a margin that's excellent for us. So that one stands out first and foremost as the nearest term one. I think longer term, we started to have some conversations about taking that next -- kind of one step further.

We have a really important big deep water operator who we've been talking to about kind of transforming their casing design to eliminate a whole casing string in one of the important deep water basins, and it requires changes to the wellhead, to the fabrication of the wellhead, to the casing connectors, to the liner hanger, to the centralizer float equipment, and some other specialty tools. And we're really the only folks that can bring all of that together. Now, an opportunity like that is going to take a couple of years to unfold because all of these deep water operations, as , are highly engineered and thought through, so it's going to take a little bit of time to evolve.

But I think there's a lot of opportunities like that in the deep water market that we're just starting to kind of scratch the surface of.

David Smith^ No, it's great to hear. I appreciate the color.

And my follow-up, if I may, just regarding the potential sale of the targeted sale of the Eldridge facility, are you able to share any color on the range of potential proceeds you would expect from selling the campus? And if not, is there any reason we shouldn't consider the prior to carve out from that campus as good indicators on a dollar per acre range?

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Fourth Quarter 2024 Earnings

Kendal Reed^ Yes, no, it's an important question. So, we are looking to exit that entire campus, just to give people a sense. We do have a very competitive process ongoing, as I mentioned on the call.

So, I think given that dynamic that we're actively in the market right now with the number of interested buyers, I don't want to comment too specifically on valuation. But I will say that given the level of interest we're receiving, we're very optimistic that we'll be able to complete the sale this year at an attractive valuation.

David Smith^ Well, thank you for taking my question. I'll turn it back.

Adam Anderson^ Thanks, Dave.

Operator^ (Operator Instructions).

Our next question comes from Eddie Kim from Barclays. Please go ahead. Your line is open.

Eddie Kim^ Hi, good morning. I wanted to start off asking about your guidance for the first quarter, which is more or less flat quarter over quarter, which is somewhat counter to the typical seasonal decline we usually see across the industry from 4Q to 1Q. Is that mostly just due to a full quarter contribution from DWS, or is it a function of perhaps a better outlook that sort of bucks the seasonal trend? Just any thoughts there would be great.

Adam Anderson^ Yes. Thanks, Eddie, and thanks for joining the call. Yes, you're right.

We are going to benefit from two additional months of impact from DWS in Q1 2025 versus Q4. And then that's going to be offset by a little bit of the seasonal weakness that you talked about there. And in particular, we're seeing, as you said in the press release, the Mexico market looks pretty tough to start the year, as most folks are aware.

And then our Gulf of Mexico business, very strong business, but probably a little bit fewer deliveries in Q1 than we would otherwise have. We're kind of offsetting that improvement from picking up the extra DWS months.

Eddie Kim^ Got it.

Got it. Thanks for that clarification. So, I didn't see full year 2025 guidance in your slide deck, but I'm going to give it a shot.

If I just take your first quarter EBITDA guide, then assume kind of a seasonal rebound in second quarter, third quarter, and maybe a bit of a drop off in 4Q. I'm getting to roughly $200 million in adjusted EBITDA for the full year. Is that in the ballpark of how you're looking at the year

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progressing, or are there certain things I should be taking into account that I'm not thinking about? Just any thoughts there, or how you see the year progressing would be great.

Adam Anderson^ Yes, no, fair enough. So, I think just from a policy standpoint, we're not planning to give full year guidance. I think one of the key things about our business is we run a very flexible business model, which has a lot of benefits of our customers choosing to work with us every day, and not a lot of locked in long-term pricing allows us to stay very flexible, especially given some of the uncertainties we see in the market right now.

I think that's a benefit. But it does mean we tend to focus more on quarter ahead guidance for these types of discussions. But I think that being said, nothing major that we see that would say that's not in the ballpark, although we are, as you know, continually in the market evaluating potential exciting acquisitions and things like that. So, there certainly could be things that change.

Eddie Kim^ Understood, understood, and fair enough. If I could just squeeze one more in here.

The follow-up is just on the MSA you just announced with OneSubsea on subsea wellheads. I was under the impression that the legacy Dril-Quip was already supplying its subsea wellheads to OneSubsea for certain projects. So, could you just expand upon what's new here with this MSA? And going forward, is it fair to assume that all or most of One Subsea's development projects will likely utilize your subsea wellhead. Just any thoughts there?

Adam Anderson^ Yes, so we're, I'm really excited about the One Subsea partnership. I would say this is an evolution.

Yes, there's been a loose partnership for some time, but we've received the first concrete orders from them that I referenced in this Asia-Pac project. And then I would expect a couple of more similar size awards to happen in the first half of this year. So, I think we're seeing a lot more traction with it.

So, this is a little bit more of a formalization of the good work that's been in progress for a while. Longer term, I would say I am -- I think its incumbent on Innovex to do a great job for One Subsea so that we can continue to grow that. We've got some great technology.

We've got great people. As we kind of improve our deliveries, continue to service One Subsea well, I would hope to see that expand pretty substantially. But it's still early days on that.

Eddie Kim^ Got it. Great. Thanks very much.

I'll turn it back.

Adam Anderson^ Thanks, Eddie.

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Operator^ Our next question comes from Arvind Sanger from Geosphere Capital.

Please go ahead. Your line is open.

Arvind Sanger^ Thanks. Good morning. Great quarter, guys. Just a couple of quick follow-ups.

One is with this Eldridge facility potential sale happening later this year and whatever you're doing to consolidate, are there additional synergies that might come through, or in other ways, are all the synergies that you had hoped to squeeze out of the drill group merger and acquisition, is that all done by now?

Kendal Reed^ Yes. No, thanks. It's a really good question.

So I would say in our original synergy number that we put out at the time of the merger, we did contemplate some savings from facility consolidation, including the Eldridge facility. So that is definitely a potential upside as we move forward here. A key reason we've been able to achieve the $30 million target much faster than expected is that a lot of those savings to date have really focused on SG&A overhead.

So as we get into some of these things that are longer lead time, like facility consolidation and streamlining the operations along that, we do expect there to be additional savings, and that'll be really a key step to helping us achieve that long-term EBITDA margin target of 25% that we sketched out on the call.

Arvind Sanger^ Okay. And a second question related to this $100 million buyback.

At the same time, you continue to be opportunistic about acquisitions. So how do you think you will kind of space out this buyback vis-a-vis acquisition opportunities you may come across? So how do you balance kind of how quickly you do one versus the other?

Kendal Reed^ Yes, I think the benefit of the buyback is it really gives us the flexibility to evaluate M&A opportunities versus the buyback in terms of what's going to drive the best return. So we'll pay attention to valuation and liquidity in the stock, maintain good flexibility in how we're deploying capital, and really just evaluate that versus the opportunities that we have on the M&A side.

So really looking to stay flexible, but really allocate capital to where it's going to drive the best returns for shareholders. So the buyback is going to be spread out? How are you thinking about the buyback itself? Kind of how would you go about it?

Kendal Reed^ Yes, it'll be spread out. I don't think we're going to give any specific guidance around timing of deploying the dollars, but it'll be spread out.

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Arvind Sanger^ Okay, great. Thank you.

Operator^ We have no further questions. This concludes today's conference call. Thank you for participating. You may now disconnect.